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Exhibit 12.1

                             RATIO OF FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)

                                                                          YEARS ENDED SEPTEMBER 30,
                                                ---------------------------------------------------------------------------
                                                     2003            2002           2001            2000           1999
                                                -------------   --------------  ------------    ------------   ------------

Income (loss) before income taxes.............      $4,940         $(8,121)       $(26,695)        $15,755        $(4,344)
Fixed Charges :
   Interest portion of rental expense.........       1,497           1,451           1,592             623            155
                                                    ------         -------        --------         -------        -------

Earnings (loss) before fixed charges..........      $6,437         $(6,670)      $ (25,103)        $16,378        $(4,189)
                                                    ======         ========      ==========        =======        ========

Ratio of earnings to fixed charges (1)                4.30             N/A             N/A           26.29            N/A

Deficiency of earnings to fixed charges (2)Total       N/A         $(8,121)       $(26,695)            N/A        $(4,344)


(1)  Ratio of earnings to fixed charges represents the ratio of net income
     (loss), before fixed charges and income taxes, to fixed charges and income taxes, to fixed charges are an allocation of rental charges to approximate equivalent interest.

(2) Due to the loss we incurred in 1998, 1999, 2001 and 2002, the ratio coverage is less than 1:1. We would have had to have generated additional earnings in the amounts indicated to achieve a ratio of 1:1.